Exhibit B-2

                               OPERATING AGREEMENT

                                     between

                                     [OPCO]

                                       and

                                     [NEWCO]




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
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                                                  TABLE OF CONTENTS

ARTICLE 1         Definitions.....................................................................................2
                  -----------
         1.1      Entitlement to Output...........................................................................2
         1.2      Generation Facility.............................................................................3
         1.3      Governmental Authority..........................................................................3
         1.4      Legal Requirements..............................................................................3
         1.5      New Investment Services.........................................................................3
         1.6      Operating Services..............................................................................4
         1.7      Operation and Maintenance Services..............................................................4
         1.8      Prudent Utility Practice........................................................................4

ARTICLE 2         [OPCO]'s Authority and Responsibility with Respect to Operationof the Generation Facilities.....5
                  -------------------------------------------------------------------------------------------
         2.1      Responsibility of [OPCO]........................................................................5
         2.2      Authorization of [OPCO].........................................................................5
                  2.2.1    Plant Operation and Maintenance........................................................6
                           (a)      Staff and Personnel...........................................................6
                           (b)      Licenses and Permits for Generation Facilities................................7
                           (c)      Reductions in Capacity and Outages at Each Plant..............................7
                           (d)      Events About Which Owner is to be Notified....................................8
                           (e)      No Changes to Transmission or Distribution Facilities.........................8
                           (f)      Operation in Accordance with Operating Plan...................................8
                           (g)      Points of Interconnection.....................................................9
                  2.2.2    New Investment Services................................................................9
                  2.2.3    Fuel Services..........................................................................9
         2.3      Retirement of Generating Facility...............................................................9
         2.4      Authority to Act as Agent for Owner and Right of Third Parties
                   to Rely on Agency.............................................................................10
         2.5      Assignment of Contracts; Liability and Allocation of Risks.....................................10
                  2.5.1    Contracts with Third Parties..........................................................10
                  2.5.2    Acceptance of Contract Provisions.....................................................10
                  2.5.3    Enforcement of Rights Under Contracts.................................................11
         2.6      Cooperation of Owner...........................................................................12
         2.7      [OPCO] Interface Procedure.....................................................................12
         2.8      Plans and Budgets..............................................................................12
                  2.8.1    Strategic Plan........................................................................13
                           (a)      Five-year Operating and Planned Outage Schedule..............................13
                           (b)      Availability and Performance Goals...........................................14
                           (c)      Planned Mandatory Projects...................................................14
                           (d)      Planned Improvement Projects.................................................14
                           (e)      Authorized Level of Staffing.................................................14
                  2.8.2    Fuel Plan.............................................................................15
                  2.8.3    Operating Budget......................................................................15
                                        2

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             2.8.4    Capital Budget........................................................................15
             2.8.5    Fuel Budget...........................................................................15
         2.9      Information and Reports........................................................................16
                  2.9.1    Generation Facility Data..............................................................16
                  2.9.2    Generation Facility Budget Reports....................................................16
                  2.9.3    Generation Facility Strategic Plan Reports............................................16
                  2.9.4    Audit Reports.........................................................................16
                  2.9.5    Correspondence to and from Regulatory Agencies........................................16
                  2.9.6    Responses to Owner Inquiries..........................................................17
         2.10     Plant tours....................................................................................17
         2.11     Management Audit...............................................................................17

ARTICLE 3         Entitlement to Output..........................................................................17
                  ---------------------
         3.1      Entitlement to Output..........................................................................17
         3.2      Determination of Output-Responsibility for Station Service and Losses..........................18

ARTICLE 4         Charges, Billing and Audit.....................................................................18
                  --------------------------
         4.1      Cost of Operation and Maintenance..............................................................18
         4.2      New Investment Costs...........................................................................19
         4.3      Fuel Costs.....................................................................................19
         4.4      Other Costs Required by Legal Requirements.....................................................19
         4.5      Revision.......................................................................................19
         4.6      Billing........................................................................................20
         4.7      Payment........................................................................................20
         4.8      General Accounting Matters.....................................................................20
         4.9      Right to Inspect Records.......................................................................20
         4.10     Disputed Invoice...............................................................................21

ARTICLE 5         Advancement of Funds...........................................................................21
                  --------------------
         5.1      Advancement of Funds...........................................................................21

ARTICLE 6         Taxes..........................................................................................22
                  -----
         6.1      Taxes..........................................................................................22

ARTICLE 7         Compliance with Provisions of Permits and Requirements of Governmental
                  ----------------------------------------------------------------------
                  Agencies.......................................................................................22
                  --------
         7.1      Compliance with Provisions of Permits and Requirements of Governmental
                  Agencies.......................................................................................22

ARTICLE 8         Confidentiality of Information.................................................................22
                  ------------------------------
         8.1      Confidentiality of Information.................................................................22

ARTICLE 9         Damage to Persons or Property; Penalties; Fines................................................23
                  -----------------------------------------------
         9.1      Applicability of Article.......................................................................23

                                       3

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         9.2      Absence of Warranty............................................................................23
         9.3      Liabilities to Third Parties and Owner.........................................................23
         9.4      Willful Misconduct.............................................................................25
         9.5      Limitation of Liability........................................................................25
         9.6      Severability...................................................................................26

ARTICLE 10        Insurance......................................................................................26
                  ---------
         10.1     Parties' Obligations Generally.................................................................26
         10.2     Commercial Liability Insurance.................................................................27
         10.3     Workmen's Compensation Insurance...............................................................27
         10.4     Additional Insurance...........................................................................28
         10.5     Waiver of Subrogation - Allocation and Payment of Premium......................................28

ARTICLE 11        Term...........................................................................................28
                  ----
         11.1     Term...........................................................................................28

ARTICLE 12        Remedies.......................................................................................29
                  --------
         12.1     Termination....................................................................................29
                  12.1.1   ......................................................................................29
                  12.1.2.........................................................................................30
                  12.1.3.........................................................................................30

ARTICLE 13        Miscellaneous..................................................................................30
                  -------------
         13.1     No Partnership or Joint Venture................................................................30
         13.2     Owner's Designated Representatives.............................................................31
         13.3     [OPCO]'s Designated Representative.............................................................31
         13.4     Depreciation...................................................................................31
         13.5     Holidays, Business Days........................................................................31
         13.6     Owner's Services to be Furnished at Cost.......................................................31
         13.7     Entire Agreement...............................................................................31
         13.8     Amendments.....................................................................................32
         13.9     Notices........................................................................................32
         13.10    Captions.......................................................................................32
         13.11    Counterparts...................................................................................33
         13.12    No Waiver......................................................................................33
         13.13    Singular and Plural............................................................................33
         13.14    Third Party Beneficiaries......................................................................33
         13.15    Severability...................................................................................33

ARTICLE 14        Successors and Assigns.........................................................................33
                  ----------------------
         14.1     ...............................................................................................34
ARTICLE 15        Governing Law..................................................................................34
                  -------------
         15.1     ...............................................................................................34

                                       4

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                               OPERATING AGREEMENT
                                     between
                                     [OPCO]
                                       and
                                     [NEWCO]


         THIS AGREEMENT is made and entered into this _____ day of ___________
200__ (the "Effective Date") by and between [OPCO] ("___") and [NEWCO]["Owner"].

                              W I T N E S S E T H:

         WHEREAS, [OPCO] and Owner are each a wholly-owned subsidiary of The
Southern Company ("Southern"), a registered holding company under the Public
Utility Holding Company Act of 1935 (the "1935 Act"); and

         WHEREAS, Owner owns certain generation stations, plants and other generation facilities (collectively, "Generation Facilities" or individually, the "Generation Facility") within the service territory of [OPCO], and may construct or acquire additional Generation Facilities in the future, which Generating Facilities are set forth and generally described on Schedule I hereto, as it may from time to time be hereafter amended or supplemented without the necessity of an amendment to this Agreement; and

         WHEREAS, Owner intends to sell on the wholesale market the electric power generated by such facilities; and

         WHEREAS, [OPCO] owns and operates generation stations, plants and other related generation facilities and has developed the expertise and experience to efficiently and economically operate such facilities; and


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         WHEREAS, Owner believes that in order to more efficiently and economically provide for the operation, maintenance, repair, and rehabilitation of its Generation Facilities, such activities should be conducted and coordinated by [OPCO]; and
         WHEREAS, Owner desires that [OPCO] undertake the operation, maintenance, repair and rehabilitation of its Generation Facilities identified on Schedule I, subject to the receipt of any necessary regulatory approvals, and
[OPCO] has agreed to do so under the terms and conditions set forth below.
         NOW THEREFORE, in consideration of these premises, the parties, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE 1

                                   Definitions

         As used herein, the following terms and phrases shall have, respectively, the following meanings:
                  1.1 "Fuel Services" shall mean work related to supplying and managing all necessary fuels for the Generating Facilities including, without limitation, planning, procurement, contract administration, fuel quality assurance, and all activities relating to procurement, transportation, installation, monitoring, repairing, storage, reprocessing and disposal of fuel for the Generating Facilities, related materials and waste products.


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                  1.2 "Generation Facility" shall mean, and refer to,
         respectively, each of the fossil fuel, hydro-electric and pumped storage generation stations, plants and other related generation facilities owned by Owner and located within the service territory of
         [OPCO]; provided, however, that should activities concerning a
         Generation Facility be undertaken with respect to one unit of such station, plant or facility, the phrase "Generation Facility" shall mean and refer to that unit and related common facilities.
                  1.3 "Governmental Authority" shall mean any local, state,
         regional or federal legislative, regulatory, administrative, legal, judicial or executive agency, commission, department or other entity and any person acting on behalf of any such entity.
                  1.4 "Legal Requirements" shall mean all laws, codes,
         ordinances, orders, judgments, decrees, injunctions, licenses, rules, permits, approvals, written agreements, regulations and requirements of or issued by every Governmental Authority having jurisdiction over the matter in question, whether federal, regional, state or local, which may be applicable to [OPCO], or to Owner, or to any Generation Facility
         or any of the real or personal property comprising the Generation
         Facilities, or to services to be provided to Owner hereunder, or the use, occupancy, possession, operation, maintenance, construction, retirement, acquisition, installation, alteration, replacement reconstruction or disposal of any one or more of the Generation
         Facilities or any part thereof.
                  1.5 "New Investment Services" shall mean work for the
         Generation Facilities relating to the planning, design, licensing, acquisition, construction, completion, renewal, improvement, addition, repair, replacement or enlargement of any Unit of Property (as described in the Federal Energy Regulatory Commission's "Units of
         Property for Use in Accounting for Additions and Retirements of
         Electric Plants"), under circumstances where expenditures for such work are to be capitalized in accordance with the Electric Plant
         Instructions of the Uniform System of Accounts prescribed for Class A and B utilities by the Federal Energy Regulatory Commission.


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                  1.6  "Operating Services" shall mean Fuel Services, New
         Investment Services, and Operation and Maintenance Services.

                  1.7 "Operation and Maintenance Services" shall mean work for Owner relating to the possession, management, control, start-up, operation, availability, production of energy, maintenance, improvement, renewal, replacement, and shutdown including, but not limited to, any planning, design, engineering, labor, procurement of materials and supplies, materials management, quality assurance, training, security, and environmental protection, together with maintaining or obtaining licenses and regulatory approvals related thereto, governmental affairs or regulatory relationships, and all other activity required for the safe and reliable operation of the Generation Facilities or that may be required to comply with Legal
         Requirements.

                  1.8 "Prudent Utility Practice" shall mean at a particular time any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior to such time, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. "Prudent Utility
         Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of governmental agencies of competent jurisdiction.

                                    ARTICLE 2

         [OPCO]'s Authority and Responsibility with Respect to Operation of the Generation Facilities


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         2.1 Responsibility of [OPCO]. [OPCO], consistent with such written guidelines as may be jointly developed with Owner, shall provide and be responsible for (i) the operation and maintenance of the Generation Facilities within its service territory in a safe and reliable manner in accordance with all Legal Requirements and with Prudent Utility Practice, (ii) the generation of power and energy at the Generation Facilities to the credit of and for the benefit of the Owner as economically as is reasonably practicable, (iii) the repair and rehabilitation of the Generation Facilities as may, from time to time, be necessary, appropriate or reasonably practicable and advisable and (iv)
as and to the extent deemed by Owner to be necessary or appropriate, the construction of new or additional non-nuclear generation facilities for Owner.
[OPCO] also shall make such further changes and additions to and retirements from the Generation Facilities in its service territory as shall be consistent with such operation, maintenance, repair and rehabilitation. Such services and construction may be provided by [OPCO] through its own personnel or, in part, by others, including without limitation affiliate personnel, under contractual or other arrangements, including the use of Owner's personnel under the direction and supervision of [OPCO].



         2.2 Authorization of [OPCO]. In furtherance of the foregoing, Owner authorizes [OPCO], and [OPCO] agrees to provide, Operation and Maintenance Services, New Investment Services, and Fuel Services for the Generation Facilities. Owner hereby authorizes [OPCO] to take all actions that, in the discretion and judgment of [OPCO] consistent with Prudent Utility Practice, are deemed necessary or advisable in providing these Operating Services. Owner hereby authorizes [OPCO], as operator, to take any and all action necessary to comply with all Legal Requirements and to take all action necessary to fulfill any requirements for the safe and reliable operation of the Generation Facilities. The authority vested in [OPCO] shall include, but not be limited to, the authority to incur costs, liabilities, and obligations, to purchase equipment, materials and supplies, to perform and arrange for performance of work, to select and retain contractors, engineers, consultants, architect-engineers, attorneys, accountants and other firms or persons, and to take all actions in connection with the Generation Facilities that are within the scope set forth above. Without limiting the foregoing, the authority vested in [OPCO] shall include the following:
                  2.2.1. Plant Operation and Maintenance. [OPCO] shall have the authority to possess, operate and maintain the Generation Facilities in accordance with policies and decisions established and made by Owner. Subject to the provisions of this Agreement, [OPCO] shall in accordance with Prudent Utility Practice endeavor to achieve reliable performance of each Generation Facility, to maximize the capacity and availability factors and minimize forced outage rates and durations at each Generation Facility and to produce busbar costs as low as reasonably possible.

                           (a) Staff and Personnel. Subject to the provisions of
                  Section 2.8.1 respecting Strategic Plans, [OPCO] shall have the authority to select, hire, compensate, control and discharge (when deemed appropriate by [OPCO]) those persons, firms or corporations which are required to satisfy its obligations under this Agreement. [OPCO] shall keep Owner informed of any plans to change either the [OPCO] officer responsible for any of Owner's Generation Facilities or the [OPCO] manager of such Generation Facility. Any input from Owner on such plans will be considered by [OPCO], but [OPCO]'s decisions on personnel matters shall be final. [OPCO] shall also consider any positive or negative comments from Owner regarding the performance of any of [OPCO]'s officers or managers, but management decisions on whether to take personnel or salary administration actions shall be made solely by [OPCO].
                           (b) Licenses and Permits for Generation Facilities.
                  [OPCO] is authorized to obtain and maintain compliance with all licenses, approvals and permits for each Generation Facility from Governmental Authorities required for operation and maintenance of the Generation Facility.
                           (c) Reductions in Capacity and Outages at Each Plant.
                  Owner recognizes that, in the course of operating the Generation Facilities, it may be necessary to decide whether to operate the Generation Facilities at less than full power or to terminate or suspend such operations altogether in light of technical, legal, regulatory, safety, economic, power system, testing, or other considerations. [OPCO] recognizes the need to minimize periods of reduced capacity or outages at the Generation Facilities that could have an adverse effect on Owner's power supply system or its cost of providing reliable electric service. [OPCO] will endeavor to consult with Owner concerning any operating conditions which are expected to result in capacity reductions of fifty percent (50%) or more at a Generation Facility or outages at a unit of any Generation Facility, and [OPCO] will only take those actions when they determine they are prudent and necessary from an operating standpoint.

                           (d) Events About Which Owner is to be Notified. In
                  the event of an occurrence at a Generation Facility of any unplanned outage, any significant extension of a planned outage, any unplanned reduction in the capacity of a unit for an extended period, or any event at a Generation Facility or any regulatory action which is likely to attract substantial media attention or to affect substantially the operation of the Generation Facility, [OPCO] shall inform Owner as soon as practical, or in accordance with guidelines acceptable to Owner, after the occurrence of such event.
                           (e) No Changes to Transmission or Distribution
                  Facilities. In order that the safe operation of the Generation Facilities is assured, Owner shall not effect any operating or physical changes to its transmission and distribution facilities which may adversely affect the safe operation of the Generation Facilities without prior consultation with and the concurrence of [OPCO].
                           (f) Operation in Accordance with Operating Plan. Each
                  Generation Facility shall be operated in accordance with Prudent Utility Practice and pursuant to an operating plan developed and updated regularly by [OPCO] and Owner and in accordance with Owner's obligations, if any, under any interconnection agreements, power pooling arrangements or other applicable arrangements, as such obligations may presently exist or may hereafter be modified from time to time, including the obligations, if any, of Owner to maintain the design integrity of each Generation Facility under the requirements of the Southeast Electric Reliability Council and the National Electric Reliability Council.

                       (g) Point of Interconnection. The point of
                  interconnection between any Generation Facility and [OPCO]'s or a third party's transmission system and the extent of [OPCO]'s operational responsibility therefor shall be determined from time to time by Owner and [OPCO].

                  2.2.2. New Investment Services. [OPCO] shall have responsibility for all New Investment Services. [OPCO] is authorized to enter into such arrangements as it deems appropriate for the Generation Facilities and to make all decisions regarding the completion of New Investment projects. All equipment, materials and supplies included in the New Investment projects for each Generation Facility shall be acquired in the name of Owner and shall be the property of Owner.
                  2.2.3. Fuel Services. [OPCO] shall have responsibility for Fuel Services. [OPCO] is authorized to enter into such arrangements as it deems appropriate and to make all decisions regarding fuel and fuel services. All fuel shall be procured in the name of Owner.
         2.3 Retirement of Generating Facility. Owner shall retain the exclusive authority to determine when the economic life of the Generation Facility has ended and thereupon to retire the Generation Facility from commercial operation. Owner retains the authority to determine whether such Generation Facility should be placed in standby status or operated at reduced output for economic reasons or Owner's need for the capacity or energy of the Generation Facility. Upon Owner informing [OPCO], [OPCO] shall take such action as may be necessary to reduce operation of the Generation Facility or to terminate operation and place the Generation Facility or unit in a safe shutdown condition. [OPCO] shall also take such steps as may be necessary to decommission and dispose of and thereafter maintain, to the extent necessary, the Generation Facility or any unit thereof designated for retirement.

         2.4 Authority to Act as Agent for Owner and Right of Third Parties to Rely on Agency. In the conduct of the authority vested in [OPCO] in Sections 2.1 and 2.2 above, Owner hereby designates and authorizes [OPCO] to act as its attorney-in-fact and agent for such purposes, including without limitation authority to enter into and administer contracts on behalf of Owner for procurement of material, equipment or services and authority to administer contracts entered into by Owner with respect to the Generation Facilities. As relates to all third parties, the designation of [OPCO] as agent shall be binding on Owner. [OPCO] accepts such appointment as agent of Owner. Upon request from [OPCO], Owner shall provide written confirmation of this agency relationship to third parties.

        2.5 Assignment of Contracts; Liability and Allocation of Risks.

                  2.5.1 Contracts with Third Parties. Upon request from [OPCO] to Owner, Owner shall assign and transfer to [OPCO] those contracts with third parties relating to the operation of each Generation Facility. Prior to assignment and transfer of such contracts, [OPCO] may request Owner to appoint [OPCO] as agent for administration of any such contracts. After receipt of any such assignment, transfer or authorization to administer, [OPCO] shall have the exclusive responsibility for the administration and enforcement thereof in accordance with the terms thereof.

                  2.5.2 Acceptance of Contract Provisions. [OPCO] in such contracts with third parties may agree to certain matters including, but not limited to, limitations on the liability of such contractors for work performed or materials furnished, restrictions on warranties, agreements to indemnify the contractors from liability and other provisions. Owner waives any claims against [OPCO] for entering into such contracts or agreeing to the provisions thereof. Owner also recognizes that a number of [OPCO]'s contracts relating to the Generation Facilities may contain provisions that require [OPCO] to obtain from Owner agreements by Owner that it will be bound by all of the requirements for financial protection, waivers, releases, indemnifications, limitations of liability and further transfers or assignments that bind [OPCO] under such contracts. Owner agrees to be bound by the requirements for financial protection, waivers, releases, indemnification, limitation of liability and further transfers or assignments that bind [OPCO] as they now exist or may exist in the future with respect to all contracts relating to the Generation Facilities.
                  2.5.3 Enforcement of Rights Under Contracts. Owner covenants that, without the written consent of [OPCO], Owner will not threaten suit or bring suit against third parties or otherwise make any claim under any contract or arrangement relating to any of the Generation Facilities or Operating Services, and Owner recognizes that [OPCO] has complete and exclusive authority with respect to such matters. If Owner desires for suit to be threatened or brought or otherwise for any claim to be made, or desires that such action contemplated by [OPCO] shall not be taken, Owner shall, by written notice to [OPCO], request it so to act or refrain from acting. Upon [OPCO]'s receipt of such notice Owner and [OPCO] shall arrange for consultation within ten (10) working days thereafter on the questions raised, or such lesser period of time as [OPCO], in its sole discretion, shall specify in the light of circumstances requiring a more expeditious determination. [OPCO] shall not make its determination until after such consultation, but such determination by [OPCO] shall be final and binding.

         2.6 Cooperation of Owner. Owner agrees that it will take all necessary action in a prompt manner to execute any agreements with respect to the provision of Operation and Maintenance Services, New Investment Services, and Fuel Services for the Generation Facilities as and when requested by [OPCO] to permit [OPCO] to carry out its authority and responsibilities pursuant to this
Article 2. [OPCO] may request Owner to furnish services or assistance, materials, supplies, licenses, offices and real property rights including, without limitation, power supply services, transmission and distribution system repair, replacement, construction and maintenance, accounting services, maintenance personnel, security services, and other personnel, services or assistance as [OPCO] may require with respect to any one or more Generation Facilities. Any such items which Owner agrees to furnish to [OPCO] shall be provided at cost.
         2.7 [OPCO] Interface Procedure. [OPCO] and Owner will jointly establish and maintain an [OPCO] Interface Procedure to govern the working relationships between the two companies. The [OPCO] Interface Procedure shall contain procedures by which Owner can maintain an overview of Generation Facility operations, procedures for administering this Operating Agreement through designated executive points of contact, and procedures to define interfaces for support services and assistance provided by Owner pursuant to Section 2.6 hereof.

         2.8 Plans and Budgets. Strategic Plans, Fuel Plans, Operating Budgets, Capital Budgets and Fuel Budgets shall be submitted to Owner by [OPCO] as provided in Paragraphs 2.8.1 through 2.8.5 below. The contents of these plans and budgets shall conform to the requirements and guidelines established pursuant to the [OPCO] Interface Procedure. Owner shall approve or disapprove each such plan or budget within thirty (30) days after its submittal. In the event Owner disapproves a plan or budget, Owner shall inform [OPCO] of the basis for such disapproval. [OPCO] shall then modify such plan or budget as required to make it acceptable to Owner and shall resubmit it for approval; provided, however, that in no event shall [OPCO] be required to submit plans or budgets which would cause [OPCO] to operate a Generation Facility in violation of any Legal Requirements or in a manner that fails to provide reasonable assurance of health and safety to employees. [OPCO] shall attempt to provide Operating Services in accordance with such approved plans and within the aggregate annual amount of such budgets. Notwithstanding the foregoing, [OPCO] makes no representation, warranty or promise of any kind as to accuracy of any such plan or budget, or that any attempt referred to in the preceding sentence will be successful, and in no event shall Owner be relieved of its responsibility to pay costs incurred by [OPCO] as required in Article 4 hereof.
                  2.8.1 Strategic Plan. A Strategic Plan for each Generating Facility shall be submitted to Owner by [OPCO] no later than July 1 of each year. Owner may separately approve or disapprove individual projects which are classified as planned improvement projects pursuant to Paragraph (d) below, but shall otherwise approve or disapprove each Strategic Plan in its entirety. Strategic Plans may cover one or more Generation Facilities. Each Strategic Plan shall identify key assumptions to be used in the preparation of budgets and forecasts, including:
                           (a) Five-year Operating and Planned Outage Schedule.
                  This section shall identify the scheduled operating cycles and planned outages for maintenance and other work during the succeeding five years. The schedule shall describe in reasonable detail the time and duration of each planned outage and the maintenance and other work planned to be performed during such outage.

                           (b) Availability and Performance Goals. This section shall contain overall performance goals which have been established by [OPCO] for the Generation Facility for the current year.
                           (c) Planned Mandatory Projects. A mandatory project
                  is any project with a total estimated cost in excess of one million dollars ($1,000,000) or such other amount as Owner may establish, including but not limited to any upgrade, replacement, addition or program, which is needed in order to support normal operations in accordance with Prudent Utility Practice or in order to comply with regulatory or safety requirements. The associated schedule and estimated annual funding requirements shall be included.
                           (d) Planned Improvement Projects. An improvement
                  project is any project with a total estimated cost in excess of one million dollars ($1,000,000) or such other amount as Owner may establish, including but not limited to any upgrade, replacement, addition, or program, which is not mandatory as defined in (c) above. Examples of such projects include efforts to improve performance of a Generation Facility or conditions, such as improved Generation Facility capacity or efficiency, enhanced working conditions, and appearance. The associated schedule and estimated annual funding requirements shall be included.

                           (e) Authorized Level of Staffing. This section shall
                  provide the current authorized number of permanent staff positions which are assigned to the Generation Facility and its offsite support. Such number of positions shall be broken down by functional areas (e.g., operations, maintenance, administrative, technical, corporate support), shall include positions which are located either on-site or off-site, and shall include all positions regardless of the actual employer. This section shall also show any estimates of planned changes in such authorized number of positions over the succeeding five years.
                  2.8.2 Fuel Plan. A five-year Fuel Plan for each Generation Facility shall be submitted to Owner by September 15 of each year. Owner shall approve or disapprove each Fuel Plan within thirty days after submittal. Each Fuel Plan shall describe in reasonable detail plans for procurement and utilization of fuel for the Generation Facility and information on disposal of waste products. A Fuel Plan may cover one or more Generation Facilities.
                  2.8.3 Operating Budget. By September 1 of each year, [OPCO] shall submit to Owner a written Operating Budget showing the estimated costs of operating and maintaining Owner's Generation Facilities during the next calendar year, with a forecast of budget requirements for the succeeding four calendar years. Each budget shall be supported by detail reasonably adequate for the purpose of review by Owner.
                  2.8.4 Capital Budget. By September 1, of each year, [OPCO] shall submit to Owner a written Capital Budget estimate of capital expenditures for each of Owner's Generation Facilities for the next calendar year, with a forecast of budget requirements for the succeeding four calendar years. Each budget shall be supported by detail reasonably adequate for the purpose of review by Owner.

                  2.8.5 Fuel Budget. By September 15 of each year, [OPCO] shall submit to Owner a written Fuel Budget estimate of fuel expenditures for each of Owner's Generation Facilities for the next calendar year, with a forecast of budget requirements for the succeeding four calendar years. Each budget shall be supported by detail reasonably adequate for the purpose of review by Owner.

         2.9 Information and Reports. [OPCO] shall furnish to Owner the following information and reports:

                  2.9.1 Generation Facility Data. At the time of submittal of each Strategic Plan, [OPCO] shall also furnish a comparison of the performance of each Generation Facility with other generating facilities using performance indicators in common use in the electric utility industry or as may be specified by Owner.
                  2.9.2 Generation Facility Budget Reports. [OPCO] shall furnish monthly data showing actual costs for operation and maintenance, capital expenditures, and direct fuel expenditures with comparisons to the respective budgets. This report will normally be provided by the end of the succeeding month.
                  2.9.3 Generation Facility Strategic Plan Reports. At least quarterly, [OPCO] shall furnish data showing actual performance for each unit at each Generation Facility compared to goals contained in the Strategic Plan for the Generation Facility.
                  2.9.4 Audit Reports. [OPCO] shall make available for review by Owner copies of financial or accounting reports concerning Owner's Generation Facilities containing the results of audits by or for Southern Company Services, Inc., or any affiliate or subsidiary of The Southern Company, or by any regulatory agency.
                  2.9.5 Correspondence to and from Regulatory Agencies. At the request of Owner, [OPCO] shall furnish to Owner copies of correspondence to and from regulatory agencies concerning one or more of Owner's Generation Facilities.

                  2.9.6 Responses to Owner Inquiries. In addition to the obligation of [OPCO] to provide the information as explicitly required herein, [OPCO] shall respond to reasonable written or verbal requests from Owner for information not otherwise specifically provided for herein.
         2.10 Plant Tours. Owner shall have the right to have its representatives and guests visit its Generation Facilities, to tour the facilities, and observe activities at the Generation Facilities; provided that such visits or tours will not interfere with the operation of the Generation Facilities, or the security or safety of such facilities. Owner shall assure that its representatives and guests comply with all applicable rules and regulations in effect at a Generation Facility whether imposed by Governmental Authority or by [OPCO].
         2.11 Management Audit. Owner shall have the right to conduct a management audit, at its own cost, of [OPCO]'s performance hereunder either by Owner officers and employees or through their duly authorized agents or representatives. [OPCO] shall cooperate with Owner in the conducting of such audit and, subject to applicable Legal Requirements and the requirements of vendors, give Owner reasonable access to all contracts, records and other documents relating to the Generating Facilities. Following any such management audit, [OPCO] shall respond to the findings of such audit if requested to do so by Owner. Management audits by Owner shall be scheduled so as to minimize the number of audits required and so as to not to exceed one management audit in any consecutive twelve-month period.

                                    ARTICLE 3
                              Entitlement to Output

         3.1 Entitlement to Output. Owner shall be entitled to all of the output from its Generation Facilities at the time generation in such units occurs. Subject to [OPCO]'s primary responsibility for safe operation of the Generation Facilities, Owner shall have the right to schedule and dispatch the capacity and energy needed from the facilities, and [OPCO] shall use its best efforts to honor such schedule.
         3.2 Determination of Output-Responsibility for Station Service and Losses. Output of each Generation Facility shall be the gross generation of the facility, less station service requirements, and less adjustments for losses experienced. Owner shall be responsible for providing all off-site electric power required at the Generation Facility whenever the station service and losses exceed the gross generation of the Generation Facility.

                                    ARTICLE 4
                      Costs, Billing, Accounting and Audit

         4.1 Cost of Operation and Maintenance. Owner shall pay to [OPCO] all direct costs incurred by [OPCO] relating to Operation and Maintenance Services for the Generation Facilities (including all costs identified in Section 9.3) and any costs incurred by [OPCO] as a consequence of termination hereunder). Such costs shall include all payments made to [OPCO] employees (including payment of wages, salaries, workmen's compensation and other benefits) relating to work performed by such employees while on the premises of any of the Generation Facilities. [OPCO] and Owner acknowledge that all such payments made to [OPCO] employees, relating to work performed by such employees while on Generation Facility premises, are effectively made by Owner, since Owner is responsible for such payments and they are made from funds placed on deposit by Owner for those purposes. Owner shall also pay to [OPCO] the Generation Facility allocated share of other of [OPCO]'s costs. Allocation of costs to Operation and Maintenance Services shall be performed in the manner described in the [OPCO] Cost Allocation Manual which is incorporated herein by reference. [OPCO] may revise the Cost Allocation Manual from time to time, in accordance with Legal Requirements, and the revised Cost Allocation Manual shall be incorporated herein by reference upon the effective date of the revision.
         4.2 New Investment Costs. Owner shall pay to [OPCO] all costs incurred by [OPCO] relating to New Investment Services for the Generation Facilities, including obligations incurred to third parties, direct costs of [OPCO] associated with such New Investment Services and the Generation Facilities allocated share of [OPCO]'s other costs associated with such activities. Allocation of costs to New Investment Services shall be performed in the manner described in the [OPCO] Cost Allocation Manual referred to in Section 4.1 hereof.
         4.3 Fuel Costs. Owner shall pay to [OPCO] all direct costs incurred by [OPCO] relating to Fuel Services for the Generation Facilities and the Generation Facilities allocated share of other of [OPCO]'s costs. Allocation of costs to Fuel Costs shall be performed in the manner described in the [OPCO] Cost Allocation Manual referred to in Section 4.1 hereof.
         4.4 Other Costs Required by Legal Requirements. Owner shall pay to [OPCO] all direct costs incurred by [OPCO] and the Generation Facilities allocated share of other of [OPCO]'s costs associated with any other activities of [OPCO] relative to the Generation Facilities that are required to meet Legal Requirements.

           4.5 Revision. Should [OPCO] undertake to perform services for any other affiliated company or for any non-affiliated company where the cost to [OPCO] of providing such services affects the cost of [OPCO] to provide Operating Services pursuant to this Agreement, [OPCO] shall discuss the matter and reach agreement with Owner respecting the need for or the terms of any amendment of this Section 4 as may be appropriate to assure the continued fairness of the determination of the responsibility for costs payable to [OPCO] hereunder.
         4.6 Billing. [OPCO] shall render to Owner a monthly billing statement no later than the fifteenth (15th) day of each month detailing costs incurred for Operation and Maintenance Services during the preceding month pursuant to
Section 4.1; costs incurred for New Investment Services during the preceding month pursuant to Section 4.2; costs incurred for Fuel Services during the preceding month pursuant to Section 4.3; and the other costs incurred during the preceding month pursuant to Section 4.4.
         4.7 Payment. The obligation to make payments as specified herein shall continue notwithstanding the capability (or lack of capability) of the Generation Facilities to produce power for any reason.
         4.8 General Accounting Matters. Determinations by [OPCO] on all accounting matters related to the transactions contemplated by this Agreement will be in accordance with Generally Accepted Accounting Principles and the Securities and Exchange Commission's Uniform System of Accounts for Mutual and Subsidiary Service Companies, utilizing the accrual method of accounting, unless otherwise specifically provided in this Agreement or mutually agreed by [OPCO] and Owner or as prescribed by other regulatory agencies having jurisdiction, as in effect from time to time.

         4.9 Right to Inspect Records. During normal business hours and subject to conditions consistent with the conduct by [OPCO] of its regular business affairs and responsibilities, [OPCO] will provide Owner or any auditor utilized by Owner and reasonably acceptable to [OPCO], or any nationally recognized accounting firm retained by Owner, access to [OPCO]'s books, records, and other documents directly related to the performance of [OPCO]'s obligations under this Agreement and, upon request, copies thereof, which pertain to (a) costs applicable to Operation and Maintenance Services, New Investment Services, Fuel Services, and Other Costs for Owner's Generation Facilities to the extent necessary to enable Owner to verify the costs which have been billed to Owner pursuant to the provisions of this Agreement; (b) compliance with all environmental Legal Requirements; and (c) matters relating to the design, construction and operation and retirement of Owner's Generation Facilities in proceedings before any Governmental Authority.
         4.10 Disputed Invoice. In the event Owner shall question any statement rendered by [OPCO] in accordance with the provisions of Section 4.1 hereof, Owner shall nevertheless promptly pay amounts called for by [OPCO] under Section
4.1 hereof but such payment shall not be deemed to prevent Owner from claiming an adjustment of any statement rendered.

                                    ARTICLE 5
                              Advancement of Funds

         5.1 [OPCO] shall prepare forecasts, in such frequency, form and detail as Owner shall direct, of the funds required to pay [OPCO]'s anticipated costs of the services to be provided to Owner and the dates on which payment of such costs shall become due. Owner shall advance funds to [OPCO] in such amounts and at such times determined on the basis of such forecasts, to enable [OPCO] to pay its costs of services on or before payment of such costs shall be due. Such advances shall be made by deposits or bank transfers to accounts of [OPCO] with such financial institutions as [OPCO] shall designate. Any excess funds in such accounts shall be invested by [OPCO] in accordance with prudent cash management practices and all investment income and appreciation received on such funds shall be credited against the cost of service provided to Owner.

                                    ARTICLE 6
                                      Taxes

         6.1 Owner shall report, file returns with respect to, be responsible for and pay all real property, franchise, business or other taxes, except payroll and sales or use taxes, arising out of or relating to its ownership of the Generation Facilities.

                                    ARTICLE 7
                      Compliance with Provisions of Permits
                    and Requirements of Governmental Agencies

         7.1 Owner and [OPCO] shall cooperate in taking whatever action may be necessary to comply with the terms and provisions of all permits and licenses for the Generation Facilities and with all applicable lawful requirements of any federal, state or local agency or regulatory body having jurisdiction in or over the Generation Facilities.

                                    ARTICLE 8
                         Confidentiality of Information

         8.1 Each party to this Agreement may, from time to time, come into possession of information of the other parties that is either confidential or proprietary. Any party having any such information which is known to be considered by any other party as either confidential or proprietary will not reproduce, copy, use or disclose (except when required by a Governmental Authority) any such information in whole or in part for any purpose without the written consent of the other party. In disclosing confidential or proprietary information to a Governmental Authority, the disclosing party shall cooperate with the other party in minimizing the amount of such information furnished. At the specific request of the other party, the disclosing party will endeavor to secure the agreement of such Governmental Authority to maintain specified portions of such information in confidence. Public dissemination of information by the furnishing party before or after it is furnished shall constitute a termination of the confidentiality requirement as to that specific information.

                                    ARTICLE 9
                 Damage to Persons or Property; Penalties; Fines

         9.1 Applicability of Article. Since [OPCO] is undertaking its responsibilities hereunder (i) at cost and (ii) in order to assist Owner in meeting its responsibilities with respect to its Generation Facilities, the following provisions shall be applicable to loss or damage to the property of any or all of the parties hereto (including Generation Facilities property) or of third parties, or injuries to or loss of life by any person, including employees of the parties hereto, and to penalties or fines assessed with respect to the Generation Facilities:
         9.2 Absence of Warranty. [OPCO] does not warrant that its performance of Operating Services will meet the standards set forth in Sections 2.1 and 2.2 hereof, and its sole obligation if it fails to meet such standards is to reperform at the request of Owner the deficient work at cost payable by Owner in a manner that complies with such standards. Owner acknowledges that such services are not subject to any warranty of any nature, express or implied, including, without limitation, any warranty of merchantability or fitness for a particular purpose.

          9.3 Liabilities to Third Parties and Owner. (a) To the fullest extent provided by law, all liability to third parties other than liability for Willful Misconduct as defined in 9.4 below, whether arising in contract (including breach of warranty), tort (including fraud, negligence, product liability, breach of fiduciary duty or any other theory of tort liability), under the laws of real property or otherwise, or as a result of fines or other penalties imposed by any Governmental Authority, that results from or is in any way connected with the provision of Operation and Maintenance Services, New Investment Services, or Fuel Services for the Generation Facilities shall be borne by Owner in their entirety. Owner shall indemnify and hold harmless [OPCO], its agents servants, directors, employees, affiliates and insurers (the "Indemnified Parties") from and against any and all claims, losses, damages, expenses and costs of any kind, including without limitation attorneys fees, costs of investigation and court costs, other than those attributable to Willful Misconduct of [OPCO], as defined in Section 9.4 hereof, whether direct or indirect, on account of or by reason of bodily injuries (including death) to any person or persons or property damage arising out of or occurring in connection with the provision of Operation and Maintenance Services, New Investment Services, or Fuel Services for the Generation Facilities, whether or not such claims, losses, damages, expenses or costs were caused by or alleged to have been caused by or contributed to by the active, passive, affirmative, sole or concurrent negligence or by breach of any statutory or other duty (whether non-delegable or otherwise) of any of the Indemnified Parties.

         Except for consequences of Willful Misconduct, Owner and its affiliates, servants, employees, agents and insurers hereby release, acquit and forever discharge the Indemnified Parties, to the fullest extent permitted by applicable law, from any and all damages, claims, causes of action, damage to property of Owner or expenses of whatever kind or nature, that are in any manner connected with the provision of any Operating Services or the performance and prosecution of any project or work by any of the Indemnified Parties for or on behalf of Owner for its Generation Facilities, whether arising in tort (including fraud, negligence, strict liability, breach of fiduciary duty or any other theory of tort liability), contract (including breach of warranty), under the laws of real property or otherwise, or as a result of any fine or other penalty imposed by any Governmental Authority. This release shall be effective whether or not such claims, causes of action, damages, or expenses were caused or alleged to have been caused by or contributed to by the active, passive, affirmative, sole or concurrent negligence or by breach of any statutory or other duty (whether non-delegable or otherwise) of any of the Indemnified Parties.
          9.4 Willful Misconduct. As used in this Agreement, the term "Willful Misconduct" shall mean any act or omission by any of the Indemnified Parties that is performed or omitted consciously with actual knowledge that such conduct is likely to result in damage or injury to persons or property; provided, however, that any such act or omission, if performed or omitted by an Indemnified Party, shall not be deemed Willful Misconduct unless an officer of [OPCO] at or above the level of Vice President shall have expressly authorized such act or omission. [OPCO] shall exercise reasonable and customary supervision or control over the activities of its agents, servants, or employees, and its affiliates, so as to minimize the potential for adverse willful actions by such agents, servants or employees or affiliates; provided, however, that failure of [OPCO] to prevent such adverse willful actions shall not itself be considered Willful Misconduct. Liability attributable solely to Willful Misconduct shall be borne by [OPCO], subject to the limitation of liability in Section 9.5 below.

         9.5 Limitation of Liability. Notwithstanding Sections 9.3 and 9.4 hereof, Owner agrees that in no event shall any of the Indemnified Parties be liable to Owner for any indirect, special, punitive, incidental or consequential damages including, without limitation, (1) loss of profits or revenues, (2) damages suffered as a result of the loss of the use of Owner's power system, Generation Facilities or equipment, (3) cost of purchase of replacement power (including any differential in fuel or power costs), or (4) cost of capital with respect to any claim based on or in any way connected with this Agreement whether arising in contract (including breach of warranty), tort (including fraud, negligence, strict liability, breach of fiduciary duty or any other theory of tort liability), under the laws of real property or any other legal or equitable theory of law, or as a result of any fine or other penalty imposed by any Governmental Authority. Owner shall release, acquit, forever discharge, indemnify, and hold harmless the Indemnified Parties from and against any claim by any customer of Owner, or any other third party, for any direct, indirect, special, punitive, incidental or consequential damages arising out of any performance or failure to perform under this Agreement. The provisions of this
Section 9.5 shall apply to the fullest extent permitted by law.
         9.6 Severability. In the event that any particular application of any of the limitations of liability contained in this Article 9 should be finally adjudicated to be void as a violation of the public policy of the State of ________________, then such limitation of liability shall not apply with respect to such application to the extent (but only to the extent) required in order for such limitation of liability not to be void as a violation of such public policy, and such limitations of liability shall remain in full force and effect with respect to all other applications to the fullest extent permitted by law.

                                   ARTICLE 10
                                    Insurance

         10.1 Parties' Obligations Generally. During the term of this Agreement Owner and [OPCO] shall make reasonable efforts to procure and maintain in force such physical damage and loss, public liability, workers' compensation, officers' liability and other insurance as Owner may deem appropriate with respect to all losses, damages, liability and claims arising out of Owner's ownership of its Generation Facilities and [OPCO]'s operation thereof and the provision of Operating Services hereunder. All such insurance policies shall identify [OPCO] and Owner as additional insureds thereunder as their interests may appear, and shall contain a waiver of subrogation clause in favor of [OPCO] and Owner to the extent of the applicable limits of such policies. The aggregate cost of all insurance, applicable to each Generation Facility and procured by [OPCO] pursuant to this Agreement, and any payment by [OPCO] of any deductible, self-insured retention, or co-payment in connection with any policy claim arising out of [OPCO's] performance of this Agreement shall be included in the costs of Operating Services. [OPCO] will take steps to meet the requirements of such insurance policies and cooperate with Owner to furnish information, establish procedures, erect or change physical facilities and otherwise meet the requirements of the insurers to maintain coverage in effect and to collect claims that may be made under such insurance. In the event that any of the insurance described in this Article 10 is canceled by a party, that party shall give written notice of such cancellation to the other party at least sixty (60) days prior to the effective date of such cancellation.
         10.2 Commercial Liability Insurance. [OPCO] will carry insurance to cover the legal obligations to pay damages because of bodily injury or property damage. The limit and the deductible of such coverage shall be the appropriate amounts as determined by [OPCO].

         10.3 Workmen's Compensation Insurance. [OPCO] shall qualify as a self-insurer in ________________ and with the U.S. Department of Labor for purposes of the U.S. Longshoreman's and Harbor Worker's Act, but will provide an umbrella policy to cover benefits in excess of its assumed liability for workmen's compensation, the Longshoreman's and Harbor Worker's Act, and employers liability. The Owner and [OPCO] acknowledge that, pursuant to the terms of this Agreement, all premiums for [OPCO]'s workmen's compensation insurance and all payments to [OPCO] employees, including workmen's compensation benefits, relating to work performed by such employees while on the premises of a Generation Facility, are effectively made by the Owner, since such premiums and payments constitute direct charges incurred by [OPCO] in relation to the performance of Operating Services for such Generation Facility. It is the intent of Owner and [OPCO] that for purposes of workmen's compensation Owner not be exposed to greater liability by virtue of this Agreement than Owner would have if it had utilized Owner employees to perform Operating Services.
         10.4 Additional Insurance. In the event Owner at any time or from time to time shall have elected to participate in supplemental insurance programs to cover other risks arising from the ownership and operation of a Generation Facility, including the extra costs of replacement power, the costs of such protection shall be borne by Owner.
         10.5 Waiver of Subrogation - Allocation and Payment of Premium. Each insurance policy obtained by a party hereto shall contain waivers of subrogation against the other party, if obtainable from the insurer. The aggregate cost of all insurance, applicable to the Generation Facilities and procured by [OPCO] pursuant to this Agreement, shall be considered an Operating Cost. In the event that any of the foregoing insurance policies is canceled by a party, that party shall give written notice of such cancellation to the other party sixty (60) days prior to the effective date of such cancellation.

                                   ARTICLE 11
                                      Term

         11.1 Term. The term of this Agreement shall commence on the Effective Date, subject nevertheless to any applicable rules, regulations or approvals of any regulatory authority whose approval is required. This Agreement shall expire
(i) when all Generation Facilities have been retired and each site has been returned to a condition acceptable to Owner, all in compliance with Legal Requirements; (ii) upon termination pursuant to Section 12.1; or (c) upon mutual agreement of the parties. In no event, however, shall this Agreement terminate as to Owner unless all necessary regulatory approvas for transfer of responsibility for all Generation Facilities of Owner have been obtained. Owner's obligation to make payments to [OPCO] under this Agreement that have not been satisfied prior to the expiration of the term of this Agreement shall survive such expiration of the term.

                                   ARTICLE 12
                                    Remedies

         12.1 Termination. In the event Owner determines that it is in its interest to do so, or [OPCO] determines that it is in [OPCO]'s interest to do so, either [OPCO] or Owner may at will terminate this Agreement as provided below. Except as may be otherwise provided in Section 12.2 and Article 9 hereof, this right of termination shall be Owner's sole and exclusive remedy, legal or equitable, for any failure by [OPCO] at any time to perform its duties, responsibilities, obligations, or functions under this Agreement, or for any other breach by [OPCO] of this Agreement. The procedure for exercise of this right of termination shall be as follows:

                  12.1.1 Owner shall give written notice to [OPCO] of Owner's determination to terminate this Agreement or [OPCO] shall give written notice to Owner of its determination to terminate this Agreement. It is recognized that no termination can be accomplished until all necessary regulatory approval has been obtained to transfer the operating responsibility for the Generation Facilities to Owner. Following the giving of such notice, the parties agree to cooperate, in good faith, to accomplish the transfer of operating responsibility in a prompt manner.
                  12.1.2 During the period between the giving of the notice of determination to terminate, and the date on which such transfer of operating responsibility is accomplished, [OPCO] agrees to continue the provision of Operating Services for the Generation Facilities.

                  12.1.3 Upon receipt of all necessary governmental authorization for transfer of operating responsibility for each Generation Facility from [OPCO] to Owner, this Agreement shall terminate. Except as may otherwise be provided in Section 12.2 and
         Article 9 hereof, Owner hereby agrees that from and after such termination Owner shall indemnify and forever hold [OPCO] , its servants, directors, employees, affiliates and its agents harmless from and against any and all liability, costs, expenses (including reasonable attorneys' fees) and judgments, which may thereafter be experienced by [OPCO], which are in any way related to, arise out of or are in connection with the activities of [OPCO], its agents, servants, directors, employees and affiliates under this Agreement (whether the cause occurred before or after termination), and Owner further waives any claim Owner may have against [OPCO], its officers, directors, employees, affiliates and agents for damage to property of Owner, that arose out of or in connection with the activities of [OPCO], its officers, directors, employees, affiliates and agents under this Agreement. The indemnification and waiver contained herein shall survive termination and shall be specifically enforceable by [OPCO] against Owner.

                                   ARTICLE 13
                                  Miscellaneous

         13.1 No Partnership or Joint Venture. Nothing in this Agreement shall be deemed to create or constitute a partnership, joint venture or association among the parties hereto or any of them, the sole purpose of this Agreement being limited to providing for the orderly and efficient operation, maintenance, repair, upgrade, rehabilitation, renewal, replacement, additions and construction of the Generation Facilities.
         13.2 Owner's Designated Representatives. Owner hereby designates its President as Owner's Representative, who shall receive notices and communications from [OPCO] under the provisions of this Agreement and who shall send to the designated Representative of [OPCO] all notices and communications under the provisions of this Agreement.
         13.3 [OPCO]'s Designated Representative, [OPCO] hereby designates its President as the [OPCO] Representative, who shall receive notices and communications from Owner's Representative under the provisions of this Agreement and who shall send to Owner's Representative all notices and communications concerning the provisions of this Agreement.
         13.4 Depreciation. Owner shall determine the basis and method it will use for purposes of depreciation and other matters where investment in Generation Facilities property is relevant.

         13.5 Holidays, Business Days. Any obligations to perform under this Agreement, including payment obligations, which shall become due on a non-business day shall become due upon the next business day. The term "business day" shall mean any day other than a day on which banking institutions in the City of __________, ________________ are authorized by law to close.

         13.6 Owner's Services to be Furnished at Cost. To the extent that Owner may, from time to time, provide goods or services to [OPCO], [OPCO] shall pay for such goods and services at Owner's cost determined as herein provided, which payments shall thereupon be treated as Generation Facilities costs under Article 4.
         13.7 Entire Agreement. This Agreement constitutes the entire understanding among the parties hereto, superseding any and all previous understandings, oral or written, pertaining to the subject matter contained herein. No party hereto has relied or will rely upon any verbal or written representation or verbal or written information made or given to such party by any representative of the other party or anyone on its behalf.
         13.8 Amendments. This Agreement may not be amended, modified, or terminated, nor may any obligation hereunder be waived verbally, and no such amendment, modification, termination or waiver shall be effective for any purpose unless it is in writing, and signed by both parties hereto, and all necessary regulatory approvals have been obtained.
         13.9 Notices. Any notice, request, consent or other communication permitted or required by this Agreement shall be in writing and shall be deemed given when deposited in the United States Mail, first class postage prepaid, and addressed as follows:

         If to [OPCO]:              [OPCO]
                                    =====================
                                    Attention: President

         If to Owner:               [NEWCO]
                                    ========================
                                    Attention: President

         Unless a different officer or address shall have been designated by the respective party by notice in writing.
         13.10 Captions. The descriptive captions of the various Articles, Sections and Paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and provisions hereof.
         13.11  Counterparts.  This  Agreement  may be  executed simultaneously in two or more  counterparts,  each of which shall be
deemed an original, but all of which together shall constitute one and the same instrument.
         13.12 No Waiver. Failure of any party to enforce any rights or to require performance of any other party of any of the provisions of this Agreement shall not release any party of any of its obligations under this Agreement and shall not be deemed a waiver of any rights of the parties to insist on performance thereof, or of any of the parties' rights or remedies hereunder, and in no way shall affect the validity of these terms and conditions or any part thereof, or the right of any party thereafter to enforce every provision hereof.
         13.13 Singular and Plural. Throughout this Agreement, whenever any word in the singular number is used, it shall include the plural unless the context otherwise requires; and whenever the plural number is used, it shall include the singular unless the context otherwise requires..........
         13.14 Third Party Beneficiaries. This Agreement is for the benefit of Owner and [OPCO], and no person or entity other than Owner and [OPCO] is or shall be entitled to bring any action to enforce any provision of this Agreement against anyone.

         13.15 Severability. Should any provision of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect, provided that deletion of the invalid or unenforceable provision does not materially affect the agreement of the parties contained herein.

                                   ARTICLE 14
                             Successors and Assigns

         14.1 This Agreement and all of the terms and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of [OPCO]'s obligations hereunder shall be assignable by [OPCO], in whole or in part, without the express written consent of Owner. Any mortgage indenture trustee which shall foreclose on substantially all of the electric generation properties of Owner may, at such trustee's own election, be deemed to be a successor and assign of Owner under this Agreement.

                                   ARTICLE 15
                                  Governing Law

         15.1  This  Agreement  shall  be  construed  in  accordance   with,
and  to  be  governed  by,  the  laws  of  the  State  of _______________.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and by their duly authorized representatives as of the day and year first above written.
                                            [OPCO]

                   By________________________________________
                             President


                 [NEWCO]


                 By
                   -----------------------------------------------
                              President

                                   SCHEDULE 1

                           NEWCO GENERATING FACILITIES



GENERATING STATION         .................LOCATION
------------------                          --------




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